Exhibit 21.1

Subsidiaries of the registrant

Direct and Indirect Subsidiaries	Jurisdiction of Organization	Ownership
Sohu ITC Information Technology (Beijing) Co., Ltd.	People’s Republic of China	100%

Sohu.com (Hong Kong) Ltd.	Hong Kong	100%

Sohu.com Limited	Cayman Islands	100%

Beijing Sohu New Era Information Technology Co., Ltd.	People’s Republic of China	100%

Beijing Sohu Interactive Software Co., Ltd.	People’s Republic of China	100%

Kylie Enterprises Limited	British Virgin Islands	100%

All Honest International Limited	British Virgin Islands	100%

Marvel Hero Limited	Hong Kong	100%

Go2Map Inc.	Cayman Islands	100%

Go2Map Software (Beijing) Co., Ltd	People’s Republic of China	100%

Sohu.com (Search) Limited	Cayman Islands	100%

Sogou Inc.	Cayman Islands	100%

Sogou. (BVI) Limited	British Virgin Islands	100%

Beijing Sohu New Media Information Technology Co., Ltd	People’s Republic of China	100%

Beijing Sogou Technology Development Co., Ltd	People’s Republic of China	100%

21 East Entertainment Limited	Hong Kong	70%